Exhibit 99.1

Saia Reports First Quarter Results

JOHNS CREEK, GA – April 25, 2025 – Saia, Inc. (Nasdaq: SAIA), a leading transportation provider offering national less-than-truckload (LTL), non-asset truckload, expedited and logistics services, today reported first quarter 2025 financial results. Diluted earnings per share for the quarter were $1.86 compared to $3.38 in the first quarter of 2024.

Highlights from the first quarter operating results were as follows:

First Quarter 2025 Compared to First Quarter 2024 Results

•
Revenue was $787.6 million, a 4.3% increase
•
Operating income was $70.2 million, a 40.5% decrease
•
Operating ratio of 91.1% compared to 84.4%
•
LTL shipments per workday increased 4.6%
•
LTL tonnage per workday increased 12.7%
•
LTL revenue per hundredweight, excluding fuel surcharge revenue, decreased 5.1%
•
LTL revenue per shipment, excluding fuel surcharge revenue, increased 2.3%

Saia President and CEO, Fritz Holzgrefe, commented on the quarter stating, “Primarily resulting from an uncertain macroeconomic environment, we did not see the typical sequential growth in shipments through the quarter, with March shipments flat to February, causing our first quarter revenues to fall well below our expectations. Additionally, while the first quarter is typically impacted by adverse weather events, unusually harsh winter weather in the southern part of the country prompted closures and limited operations in some of our most dense and most profitable regions. Despite these headwinds, we experienced shipment growth of 4.6% for the full quarter, led by terminals opened in the past three years, and we continue to be pleased with customer acceptance in these markets.”

“The combination of lower than expected revenues, the impact from adverse weather events and labor and depreciation expenses related to our ongoing network expansion primarily drove our decline in operating income,” continued Holzgrefe.

“While this quarter proved challenging, our now nationwide terminal network enabled us to serve the customer in ways that we previously would not have been able to accomplish. As we progress through the remainder of 2025, we remain focused on serving and supporting our customers,” concluded Holzgrefe.

Saia, Inc. First Quarter 2025 Results

Executive Vice President and CFO, Matt Batteh, noted that, “Our financial performance over the last several years has positioned us to withstand the uncertainty we are seeing in the market. Our nationwide footprint positions us to provide consistent, direct service to our customers. While the demand backdrop remains uncertain, we are confident that our customers will continue to value our service offering in both new and existing markets.”

Financial Position and Capital Expenditures

We ended the first quarter of 2025 with $16.5 million of cash on hand and total debt of $295.5 million, which compares to $12.3 million of cash on hand and total debt of $84.1 million at March 31, 2024.

Net capital expenditures were $202.1 million during the first three months of 2025, compared to $456.8 million in net capital expenditures during 2024. In 2025, we anticipate that net capital expenditures will be approximately $650 million, subject to ongoing evaluation of market conditions.

Conference Call

Management will hold a conference call to discuss quarterly results today at 10:00 a.m. Eastern Time. To participate in the call, please dial 1-877-317-6789 and request to join the Saia, Inc. call. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company website at www.saia.com/about-us/investor-relations/financial-releases. A replay of the call will be offered two hours after the completion of the call through May 25, 2025 at 11:59 P.M. Eastern Time. The replay will be available by dialing 1-877-344-7529 referencing conference ID #4574131.

Saia, Inc. (NASDAQ: SAIA) offers customers a wide range of less-than-truckload, non-asset truckload, expedited and logistics services. With headquarters in Georgia, Saia LTL Freight operates 213 terminals with national service. For more information on Saia, Inc. visit the Investor Relations section at www.saia.com/about-us/investor-relations.

Cautionary Note Regarding Forward-Looking Statements

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release may contain these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should,” “potential” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, uncertainties and assumptions include, but are not limited to, (1) general economic conditions including downturns or inflationary periods in the business cycle; (2)

Saia, Inc. First Quarter 2025 Results

operation within a highly competitive industry and the adverse impact from downward pricing pressures, including in connection with fuel surcharges, and other factors; (3) industry-wide external factors largely out of our control; (4) cost and availability of qualified drivers, dock workers, mechanics and other employees, purchased transportation and fuel; (5) inflationary increases in expenses and corresponding reductions of profitability; (6) cost and availability of diesel fuel and fuel surcharges; (7) cost and availability of insurance coverage and claims expenses and other expense volatility, including for personal injury, cargo loss and damage, workers’ compensation, employment and group health plan claims; (8) failure to successfully execute the strategy to expand our service geography; (9) unexpected liabilities resulting from the acquisition of real estate assets; (10) costs and liabilities from the disruption in or failure of our technology or equipment essential to our operations, including as a result of cyber incidents, security breaches, malware or ransomware attacks; (11) risks arising from remote work, including increased risk of related cybersecurity incidents; (12) failure to keep pace with technological developments; (13) liabilities and costs arising from the use of artificial intelligence; (14) labor relations, including the adverse impact should a portion of our workforce become unionized; (15) cost, availability and resale value of real property and revenue equipment; (16) supply chain disruption and delays on new equipment delivery; (17) capacity and highway infrastructure constraints; (18) risks arising from new or higher tariffs; (19) risks arising from international business operations and relationships; (20) seasonal factors, harsh weather and disasters caused by climate change; (21) the creditworthiness of our customers and their ability to pay for services; (22) our need for capital and uncertainty of the credit markets; (23) the possibility of defaults under our debt agreements, including violation of financial covenants; (24) inaccuracies and changes to estimates and assumptions used in preparing our financial statements; (25) failure to operate and grow acquired businesses in a manner that support the value allocated to acquired businesses; (26) dependence on key employees; (27) employee turnover from changes to compensation and benefits or market factors; (28) increased costs of healthcare benefits; (29) damage to our reputation from adverse publicity, including from the use of or impact from social media; (30) failure to achieve acquisition synergies or disruption to our business due to such acquisitions; (31) the effect of litigation and class action lawsuits arising from the operation of our business, including the possibility of claims or judgments in excess of our insurance coverages or that result in increases in the cost of insurance coverage or that preclude us from obtaining adequate insurance coverage in the future; (32) the potential of higher corporate taxes and new regulations, including with respect to climate change, employment and labor law, healthcare and securities regulation; (33) the effect of governmental regulations, including hours of service and licensing compliance for drivers, engine emissions, the Compliance, Safety, Accountability (CSA) initiative, regulations of the Food and Drug Administration and Homeland Security, and healthcare and environmental regulations; (34) unforeseen costs from new and existing data privacy laws; (35) changes to the way LTL freight is categorized; (36) costs from new and existing laws regarding how to classify workers; (37) changes in accounting and financial standards or practices; (38) widespread outbreak of an illness or any other communicable disease; (39) international conflicts and geopolitical instability; (40) evolving stakeholder expectations regarding environmental and social issues; (41) provisions in our governing documents and Delaware law that may have anti-takeover effects; (42) issuances of equity that would dilute stock ownership; (43) weakness, disruption or loss of confidence in financial or credit markets; and (44) other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.

As a result of these and other factors, no assurance can be given as to our future results and achievements. Accordingly, a forward-looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur. You should not place undue reliance on the forward-looking statements, which speak only as of the date of this news release. We are

Saia, Inc. First Quarter 2025 Results

under no obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

# # #

CONTACT: Saia, Inc.

Matthew Batteh

Executive Vice President and Chief Financial Officer

Investors@saia.com

Saia, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31, 2025	December 31, 2024
Assets

Current Assets:
Cash and cash equivalents	$16,535	$19,473
Accounts receivable, net	351,106	322,991
Prepaid expenses and other	101,963	93,305
Total current assets	469,604	435,769

Property and Equipment:
Cost	3,995,502	3,790,069
Less: accumulated depreciation	1,273,382	1,233,134
Net property and equipment	2,722,120	2,556,935
Operating Lease Right-of-Use Assets	124,500	126,828
Other Assets	48,997	47,325
Total assets	$3,365,221	$3,166,857

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$154,995	$114,560
Wages, vacation and employees' benefits	57,602	49,953
Other current liabilities	83,407	81,162
Current portion of long-term debt	3,769	5,313
Current portion of operating lease liability	27,925	27,372
Total current liabilities	327,698	278,360

Other Liabilities:
Long-term debt, less current portion	291,758	194,981
Operating lease liability, less current portion	94,532	96,798
Deferred income taxes	224,307	219,062
Claims, insurance and other	66,499	66,385
Total other liabilities	677,096	577,226

Stockholders' Equity:
Common stock	27	27
Additional paid-in capital	295,459	295,106
Deferred compensation trust	(8,988)	(7,981)
Retained earnings	2,073,929	2,024,119
Total stockholders' equity	2,360,427	2,311,271
Total liabilities and stockholders' equity	$3,365,221	$3,166,857

Saia, Inc. and Subsidiaries
Consolidated Statements of Operations
For the Quarters Ended March 31, 2025 and 2024
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter
	2025	2024
Operating Revenue	$787,575	$754,775

Operating Expenses:
Salaries, wages and employees' benefits	389,256	341,713
Purchased transportation	59,849	52,507
Fuel, operating expenses and supplies	166,671	156,325
Operating taxes and licenses	20,437	19,766
Claims and insurance	21,545	17,463
Depreciation and amortization	59,043	48,849
Other operating, net	606	240
Total operating expenses	717,407	636,863

Operating Income	70,168	117,912

Nonoperating (Income) Expenses:
Interest expense	4,285	542
Interest income	(39)	(755)
Other, net	357	(788)
Nonoperating (income) expenses, net	4,603	(1,001)

Income Before Income Taxes	65,565	118,913
Income Tax Provision	15,755	28,218
Net Income	$49,810	$90,695

Weighted average common shares outstanding - basic	26,720	26,672
Weighted average common shares outstanding - diluted	26,788	26,794

Basic earnings per share	$1.86	$3.40
Diluted earnings per share	$1.86	$3.38

Saia, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2025 and 2024
(Amounts in thousands)
(Unaudited)
	First Quarter
	2025	2024
Operating Activities:
Net cash provided by operating activities	$109,073	$106,468
Net cash provided by operating activities	109,073	106,468
Investing Activities:
Acquisition of property and equipment	(202,889)	(457,164)
Proceeds from disposal of property and equipment	826	343
Other	–	4,999
Net cash used in investing activities	(202,063)	(451,822)
Financing Activities:
Borrowing of revolving credit facility, net	97,000	72,000
Proceeds from stock option exercises	2,463	1,993
Shares withheld for taxes	(7,644)	(7,968)
Other financing activity	(1,767)	(4,578)
Net cash provided by financing activities	90,052	61,447
Net (Decrease) Increase in Cash and Cash Equivalents	(2,938)	(283,907)
Cash and Cash Equivalents, beginning of period	19,473	296,215
Cash and Cash Equivalents, end of period	$16,535	$12,308

Saia, Inc. and Subsidiaries
Financial Information
For the Quarters Ended March 31, 2025 and 2024
(Unaudited)

				First Quarter
	First Quarter		%	Amount/Workday		%
	2025	2024	Change	2025	2024	Change
Workdays				63	64
Operating ratio	91.1%	84.4%
LTL tonnage (1)	1,545	1,392	11.0	24.52	21.75	12.7
LTL shipments (1)	2,170	2,108	2.9	34.44	32.94	4.6
LTL revenue/cwt.	$24.97	$26.51	(5.8)
LTL revenue/cwt., excluding fuel surcharge	$21.12	$22.26	(5.1)
LTL revenue/shipment	$355.48	$350.18	1.5
LTL revenue/shipment, excluding fuel surcharge	$300.76	$293.96	2.3
LTL pounds/shipment	1,424	1,321	7.8
LTL length of haul (2)	905	888	1.9

(1) In thousands.

(2) In miles.

Note:

LTL operating statistics exclude transportation and logistics services where pricing is generally not determined by weight. The LTL operating statistics also exclude the adjustment required for financial statement purposes in accordance with the Company's revenue recognition policy.